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                                                                       EXHIBIT G

THIS NOTE AND ANY SHARES OF CAPITAL STOCK ACQUIRED UPON THE CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THIS NOTE AND SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.


                       SECURED CONVERTIBLE PROMISSORY NOTE

$1,500,000                                                        March 26, 1998
                                                           Boston, Massachusetts


     FOR VALUE RECEIVED, 2d Interactive, Inc., a Delaware corporation (the "Borrower"), with a principal business address at 186 South Street, Boston, Massachusetts 02111, hereby promises to pay to the order of Gerlach & Co., as nominee for The Manufacturers Life Insurance Company (U.S.A.) (the "Lender") at the office of MF Private Capital, Inc., 73 Tremont Street, Suite 1300, Boston, MA 02108-3915, or such other place as the holder hereof shall designate, the principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), in lawful money of the United States in immediately available funds upon the earlier of (i) thirty (30) days after the Borrower closes an equity capital financing in an amount equal to or in excess of Five Million Dollars; and (ii) six months from the date of this Note (the "Maturity Date"). Interest shall accrue on the unpaid principal hereof from the date hereof at the rate per annum of thirteen and one-half percent (13.5%) (the "Stated Rate"). Interest shall be payable monthly in arrears beginning on May 1, 1998, and thereafter on the first business day of each calendar month, and upon the Maturity Date. Interest shall be calculated on the basis of actual days elapsed and a 360 day year. In the absence of demonstrable error, the books and records of the Lender shall constitute conclusive evidence of the unpaid principal balance hereof from time to time.

     This Note shall be subject to the terms and conditions of that certain Note Purchase Agreement dated March 26, 1998 (the "Purchase Agreement") by and between the Borrower and the Lender, including but not limited to such terms relating to the conversion of this Note into equity securities of the Borrower.

     This Note and the Borrower's obligations hereunder shall be secured by a Security Agreement dated of even date herewith in favor of the Lender (the "Security Agreement").

     The Borrower may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, upon 30 days prior written notice to the Borrower, during which time the Lender shall be entitled to exercise its conversion rights under the Purchase Agreement.

     The Borrower shall pay to the Lender upon demand an amount equal to three percent (3%) of any payment (including the principal payment) due hereunder which is not paid in full when due.


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     If (a) the Borrower shall fail to make any payment required hereunder within five (5) calendar days after such payment shall be due; or (b) any Event of Default (as defined in the Security Agreement) shall occur; then and in any such event and at any time thereafter, the Lender may, at its option, declare any and all amounts owing under this Note, to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the principal of this Note, together with all interest accrued thereon, shall forthwith become due and payable and the Lender shall have the right to enforce any of its rights and remedies as set forth in the Purchase Agreement and the Security Agreement.

     The Borrower will pay on demand all costs and expenses, including reasonable attorneys' fees, incurred or paid by the Lender in enforcing or collecting any of the obligations of the Borrower hereunder or under the Security Agreement or the Purchase Agreement. The Borrower agrees that all such costs and expenses and all other expenditures by the Lender on account hereof, other than advances of principal, which are not reimbursed by the Borrower immediately upon demand, all amounts due under this Note after maturity, and any amounts due hereunder if an Event of Default shall occur hereunder, shall bear interest at the Stated Rate plus four (4) percent until such expenditures are repaid or this Note and such amounts as are due are paid to the Lender.

     In the event of liquidation, dissolution or winding up of the Borrower, or in the event of any insolvency proceeding involving the Borrower, whether instituted by the Borrower or some other party, the Note shall be senior debt and shall rank in parity with or be senior to all other obligations of the Company in or with respect to, right of payment and exercise of claims, rights and remedies.

     Each taker and holder of this Note, by taking or holding the same, consents and agrees that when this Note shall have been endorsed in blank, the holder hereof may be treated by the Company and all other persons dealing with this Note as the absolute owner hereof for any purpose and as the person entitled to exercise this rights represented hereby.

     The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

     No act, omission or delay by the Lender or course of dealing between the Lender and the Borrower shall constitute a waiver of the rights and remedies of the Lender hereunder. No single or partial waiver by the Lender of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

     This Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to the conflict of laws principles thereof).



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     No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Note and to such provision, and executed by the Borrower and the Lender.

     In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Note shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Note shall nevertheless remain in full force and effect.

     This Note and all obligations evidenced hereby shall be binding upon the successors and assigns of the Borrower and shall, together with the rights and remedies of the Lender hereunder, inure to the benefit of the Lender, its successors, endorsees and assigns.


                                         2d INTERACTIVE, INC.



                                         By: /s/ Dominic A. Ianno
                                             -----------------------------------
                                             Name: Dominic A. Ianno
                                             Title: PRESIDENT



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